Exhibit 23(e)(vii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                                 FIRST AMENDMENT
                                       to
                        ADMINISTRATIVE SERVICES AGREEMENT

THIS AMENDMENT is made as of the _______ day of September, 2002 by and between Huntington VA Funds, a Massachusetts business trust (the "Trust") and Hartford Life Insurance Company ("Hartford").

WHEREAS, Hartford and the Trust have entered into a Fund Participation Agreement ("Participation Agreement") in order for certain separate accounts of Hartford (Separate Account") to purchase shares ("Shares") of funds of the Trust ("Funds"). The Funds will serve as investment vehicles available under variable annuity contracts ("Variable Contracts") offered by Hartford; and

WHEREAS, Hartford and Trust entered into an Administrative Services Agreement ("Agreement") on October 15, 1999, for Hartford to perform certain administrative services valuable to the Funds in the course of soliciting applications for the Variable Contracts and servicing owners of the Variable Contracts; and

WHEREAS, the Trust and Hartford desire to amend the Agreement to provide for administrative services for additional Variable Contracts.

NOW THEREFORE, Section 2 of the Agreement is deleted in its entirety and replaced with the following:

2. Annual Fee. In consideration of the services provided by Hartford, the Trust agrees to or shall cause Huntington Asset Advisors to pay Hartford a service fee in an amount equal to the following basis points per annum on the average daily net assets of the Funds held by the Company's Separate Account(s) under the Fund Participation Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

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                           Contract                            Service Fee
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The Huntington Director Variable Annuity - All Series             25 bps
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Huntington Hartford Leaders Outlook Variable Annuity - All        30 bps
Series
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Huntington Director Outlook Variable Annuity - All Series         30 bps
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For purposes of computing the payment to Hartford under this paragraph, Hartford shall compute average daily net assets of Shares held in Separate Accounts over a monthly period by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to Hartford under this paragraph shall be calculated by Hartford and communicated to the Trust and Huntington Asset Advisors at the end of each calendar month will be paid to Hartford within 30 days thereafter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


HARTFORD LIFE INSURANCE COMPANY          HUNTINGTON VA FUNDS


By:___________________________           By:__________________________
NAME:________________________            NAME:  George M. Polatas
Title:________________________           Title:  Vice President